Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John Collopy
(414) 347-3706

Sensient Technologies Corporation
Announces Board of Director Appointments

MILWAUKEE—December 3, 2015— Sensient Technologies today announced the appointment of Mario Ferruzzi and Donald Landry to its Board of Directors.

Dr. Ferruzzi is a Professor in the Departments of Food Science and Nutrition Science at Purdue University.  Prior to joining Purdue, Dr. Ferruzzi was a Development Scientist with Nestle.  He is recognized as an international expert in analytical chemistry and its application in food and nutrition.  Dr. Ferruzzi holds a B.S. in Chemistry from Duke University and a M.S. and Ph.D. in Food Science and Nutrition from the Ohio State University.

Dr. Landry is the Samuel Bard Professor and Chair of the Department of Medicine at Columbia University’s College of Physicians and Surgeons.  He also serves as the Director of the Division of Experimental Therapeutics at the School.  Dr. Landry has been at Columbia since 1985.  He currently serves as a Director of Tonix Pharmaceutical Holding Corp, a publicly traded company listed on the NASDAQ.  Dr. Landry was a co-founder of L&L Technologies and of Vela Pharmaceuticals.  Both companies developed  medications for central nervous system conditions.  He holds an undergraduate degree from Lafayette College, a Ph.D. in organic chemistry from Harvard University, and an M.D. from Columbia University.

“We are very pleased to welcome Mario and Don to the Board,” said Sensient Chairman Kenneth P. Manning.  “These individuals bring valuable leadership experience and technical skills to Sensient’s Board of Directors.  I look forward to having the benefit of their inputs and advice as we work to deliver value for our shareholders.  With these two additions, we have now added six new Directors to our Board in the last four years.”

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ABOUT SENSIENT TECHNOLOGIES

Sensient Technologies Corporation is a leading global manufacturer and marketer of colors, flavors and fragrances.  Sensient employs advanced technologies at facilities around the world to develop specialty food and beverage systems, cosmetic and pharmaceutical systems, inkjet and specialty inks and colors, and other specialty and fine chemicals.  The Company’s customers include major international manufacturers representing most of the world’s best-known brands.  Sensient is headquartered in Milwaukee, Wisconsin.

www.sensient.com

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